FOR IMMEDIATE RELEASE

MICHAEL L. THOMPSON JOINS BOARD OF DIRECTORS
OF USF CORPORATION

(CHICAGO – July 7, 2004) USF Corporation (www.usfc.com) today announced the appointment of Michael L. Thompson, 49, to the Company’s Board of Directors.  Mr. Thompson is currently President and CEO of Fair Oaks Farms LLC. He previously served as McDonald’s Corporation’s vice president of North American Supply Chain Management, where he managed more than $7 billion in international business and served on the company’s supply chain management team.

“Mike Thompson brings a tremendous depth of business experience to our team,” said Richard P. DiStasio, Chairman, President and CEO of USF Corporation. “Mike’s dynamic leadership and operational management expertise, coupled with his intricate knowledge of the supply chain management network, will provide valuable insight to our team. We are delighted to have Mike on board.”

“This association provides me a great opportunity to involve myself with a customer driven company such as USF and to use my experience and strengths to help further the Company’s growth,” said Mr. Thompson. “The USF team is an excellent group with a solid vision for the future.  I look forward to my position on the Company’s Board of Directors.”   Mr. Thompson earned his degree in Business Management and Economics from Cornell University. He also is actively involved throughout the Chicago area community. He sits on the boards of directors for United Cerebral Palsy of Greater Chicago, Infinitec Southwest, and the Boys and Girls Clubs of Chicago. In addition, Mr. Thompson is recognized in the Hall of Fame at Chicago’s Leo High School, his alma mater, for community and business leadership. He, his wife, and their three children live in the Chicago area.

Fair Oaks Farms LLC, a certified minority business enterprise (MBE), produces high-quality, custom meat products for some of the world’s most particular national and international restaurant chains and food companies.

USF Corporation, a $2.3 billion leader in the transportation industry, specializes in delivering comprehensive supply chain management solutions, including high-value next-day, regional and national LTL transportation, forward and reverse logistics, and premium regional and national truckload transportation. The Company serves the North American market, including the United States, Canada and Mexico, as well as the U.S. territories of Puerto Rico and Guam. USF Corporation is headquartered in Chicago, Illinois. For more information, visit www.usfc.com.

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Corporate Contact:
USF Corporation
James J. Hyland 773-824-2213